Exhibit 99.1

Accretive Health Reports Third Quarter 2012 Financial Results

•	New Quality and Total Cost of Care Agreement with Cancer Clinics of Excellence

•	PCARR, as of today, $907 million to $925 million

•	Non-GAAP adjusted net income of $6.2 million; GAAP net income of $2.8 million

•	Non-GAAP adjusted EBITDA of $15.4 million

CHICAGO, November 7, 2012 — Accretive Health, Inc. (NYSE: AH), today reported financial results for the quarter ended September 30, 2012.

Highlights for Third Quarter 2012

•	New Quality and Total Cost of Care Agreement with Cancer Clinics of Excellence.

•	PCARR, as of today, $907 million to $925 million.

•	Net services revenue of $223.1 million as compared to $218.9 million in the third quarter of 2011.

•	Net income of $2.8 million as compared to $7.3 million in the third quarter of 2011.

•	Diluted earnings per share of $0.03 as compared to $0.07 in the third quarter of 2011.

•	Non-GAAP adjusted EBITDA of $15.4 million as compared to $21.7 million in the third quarter of 2011.

•	Non-GAAP adjusted diluted earnings per share of $0.06 as compared to $0.11 in the third quarter of 2011.

Mary Tolan, Accretive Health’s Founder and Chief Executive Officer, said, “We recently announced our strategic relationship with Cancer Centers of Excellence to develop an innovative end-to-end oncology care management offering focused on enabling their member physician practices to deliver better outcomes for patients while containing costs. We are delighted to partner with a leading healthcare organization in this innovative effort.”

“The expansion of our service offerings with the launch of our new Intra-Stay Quality solution, and the signing of the inaugural client, creates a strategic collaboration that will enable our client to improve the overall patient experience and the quality of care while reducing inefficiencies and redundancies in healthcare costs.”

“PCARR, our projected contracted annual revenue run rate, increased by 26 percent at the end of the third quarter of 2012 compared with the third quarter of 2011, excluding PCARR associated with terminated client contracts associated with our litigation settlement in Minnesota in July of this year. Going forward our pipeline is strong and we are currently in conversations with several large health systems. We believe this is a clear indication that healthcare innovators recognize the value we can contribute toward helping them fulfill their missions of bringing quality and affordable care to the communities they serve.”

Factors Impacting the Quarter

The following matters collectively had a negative impact of $8.2 million on the Company’s earnings in the third quarter of 2012 as compared to the third quarter of 2011.

•	Lost operating margin and stranded personnel costs arising from the Minnesota litigation settlement and resulting contract terminations aggregated $7.2 million

•	Direct legal defense and crisis management costs resulting from litigation aggregated $1.0 million, net of estimated insurance recoveries.

Financial Review

Third Quarter 2012

Net services revenue for the third quarter of 2012 grew by 1.9% to $223.1 million, an increase of $4.2 million over the third quarter of 2011.

•	Net base fee revenue was $180.8 million for the third quarter of 2012, an increase of $3.5 million over the third quarter of 2011.

•	Incentive revenue was $27.4 million during the third quarter of 2012, a decrease of $2.4 million over the third quarter of 2011.

•	Other services revenue was $15.0 million for the third quarter of 2012, an increase of $3.1 million over the third quarter of 2011.

Operating margin for the third quarter of 2012 was $46.2 million compared with $49.0 million for the third quarter of 2011.

Infused management and technology expense for the third quarter of 2012 was $21.9 million, or 9.8% of net services revenue, compared with $21.3 million, or 9.7% of net services revenue, for the third quarter of 2011. Selling, general and administrative expenses were $17.8 million for the third quarter of 2012, or 8.0% of net services revenue, compared with $15.5 million, or 7.1% of net services revenue, for the third quarter of 2011.

Net income for the third quarter of 2012 was $2.8 million, compared with $7.3 million in the third quarter of 2011. After adjusting for non-cash employee stock-based compensation expenses on an after-tax basis, non-GAAP adjusted net income for the third quarter of 2012 was $6.2 million, compared with $11.7 million in the third quarter of 2011. Non-GAAP adjusted net income per diluted common share was $0.06 for the third quarter of 2012, a decrease of 45% over the non-GAAP adjusted net income per diluted common share of $0.11 in the third quarter of 2011.

Non-GAAP adjusted EBITDA for the third quarter of 2012 was $15.4 million, compared with $21.7 million for the third quarter of 2011, a decrease of $6.3 million.

Operating cash flow for the three months and nine months ended September 30, 2012 amounted to $15.6 million and $21.8 million, respectively, compared with operating cash flow of $31.1 million and $2.7 million, respectively for the same period of 2011. For the nine months ended September 30, 2012, free cash flow, defined as operating cash flow less capital expenditures and the acquisition of software, totaled $2.8 million, compared with use of cash of $6.4 million for the same period last year.

The Company repurchased $13.2 million of shares of its common stock during the three months ended September 30, 2012 as part of the $50 million share repurchase program announced on September 4, 2012. At September 30, 2012, Accretive Health’s balance sheet remained strong with a total cash balance of $196.4 million.

Fiscal Year 2012 Guidance

The Company maintains the prior guidance range for non-GAAP adjusted EBITDA in the range of $50 million to $55 million, and currently estimates adjusted EBITDA to be at the midpoint of this range. The Company expects net services revenue to be at the low end of the range of $948 million to $980 million. The Company estimates PCARR as of December 31, 2012 to be in the range of $930 million to $960 million.

Reflected in the $50 million to $55 million non-GAAP adjusted EBITDA guidance for 2012 are costs related to the Minnesota litigation settlement amounting to $14.6 million and $8.2 million in the second and third quarters of 2012, respectively. Also reflected in the guidance is an anticipated $7 million to $10 million impact on non-GAAP adjusted EBITDA for the fourth quarter of 2012 due to:

•	Lost operating margin, and stranded personnel costs associated with terminated contracts related to the Minnesota litigation settlement;

•	Direct legal defense and crisis management costs resulting from the Minnesota litigation settlement; and

•

One-time $4.0 million to $6.0 million of seasonal incentive revenues that are anticipated to be recorded in the first quarter of 2013 instead of the fourth quarter of 2012 due to elimination of seasonal effects in the incentive revenue measurement provisions of the new Ascension Health master professional services agreement announced in August of this year.

Finally, the Company estimates non-GAAP adjusted diluted earnings per share for the year ending December 31, 2012, to be at the midpoint of the range of $0.23 to $0.27.

Mary Tolan, Accretive Health’s Founder and Chief Executive Officer, added, “With the Minnesota settlement behind us, we have focused our attention on growing our customer base and delivering on the superior execution we are best known for. We are regaining momentum across our businesses and positioning the company for solid growth in 2013.”

Conference Call

Accretive Health’s management will host a conference call today at 7:30 a.m. CDT (8:30 a.m. EDT) to discuss its third quarter 2012 results and business outlook. To participate, please dial 800-215-2410 (617-597-5410 for international calls) using conference code No. 22641868, or visit the Investor Relations section of Accretive Health’s web site at www.accretivehealth.com to access the live webcast. A replay will be available for one week following the conference call at 888-286-8010 (617-801-6888 for international calls) using conference code No. 84883235. A replay of the conference call will also be available online at www.accretivehealth.com.

About Accretive Health

Accretive Health partners with healthcare providers to help them more effectively manage their revenue cycles, strengthen their financial stability, and improve the quality of care they provide while reducing overall healthcare costs. Our people, processes and sophisticated integrated technology complement our clients’ existing resources to enhance results for patients, physicians and staff. For more information, please visit www.accretivehealth.com.

Safe Harbor

This document contains forward-looking statements, including statements regarding Accretive Health’s expectations for future financial and operational performance, expected growth, new services, profitability or business outlook, our new master professional services agreement with Ascension Health and the effects of the ongoing investigations of our operating practices being conducted by various parties, all of which involve risks and uncertainties. Our actual results and outcomes could differ materially from those anticipated in these forward-looking statements as a result of various factors, including our ability to retain existing customers and attract new ones, our ability to enter into new supplement agreements with hospitals affiliated with Ascension Health, the effects of the ongoing investigations of our operating practices being conducted by various parties, our responses to these investigations and the impact of the Company’s settlement agreement with the Minnesota Attorney General, securities-related class action and derivative lawsuits filed against us and certain of our officers and directors, follow-on investigations and inquiries by government authorities, other litigation matters, and those set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 9, 2012, under the heading “Risk Factors”. The words “strive,” “objective,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “would,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections, or expectations prove incorrect, actual results, performance, financial condition, or events may vary materially and adversely from those anticipated, estimated, or expected.

All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. We wish to caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the uncertainties and factors described above, as well as others that we may consider immaterial or do not anticipate at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Our expectations reflected in our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown uncertainties and factors, including those described above. The risks and uncertainties described above are not exclusive, and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition or relationships with customers and potential customers, may emerge from time to time. We assume no, and we specifically disclaim any, obligation to update, amend, or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our periodic reports that we file with or furnish to the U.S. Securities and Exchange Commission.

Accretive Health, Inc.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except share and per share amounts)
Net services revenue (1)	$223,134	$218,893	$713,563	$566,194
Costs of services	176,971	169,898	577,378	435,969

Operating margin	46,163	48,995	136,185	130,225
Other operating expenses:
Infused management and technology	21,919	21,285	72,986	62,027
Selling, general and administrative	17,835	15,482	55,754	42,340

Total operating expenses	39,754	36,767	128,740	104,367
Income from operations	6,409	12,228	7,445	25,858
Interest income (loss), net	(1)	5	—	20

Net income before provision for income taxes	6,408	12,233	7,445	25,878
Provision for income taxes	3,653	4,963	3,775	9,895

Net income	$2,755	$7,270	$3,670	$15,983

Net income per common share
Basic	$0.03	$0.07	$0.04	$0.17
Diluted	0.03	0.07	0.04	0.16
Weighted average shares used in calculating net income per common share
Basic	99,397,054	97,793,262	99,225,678	96,525,150
Diluted	100,845,362	101,868,888	101,729,349	100,912,803
Comprehensive income	$2,920	$6,857	3,730	15,464

	As of September 30,
	2012	2011
Other operating and Non-GAAP financial data
Projected contracted annual revenue run-rate
Net base fees for managed service contracts	$718 to $721	$675 to $678
Incentive payments for managed service contracts	$108 to $120	$126 to $140
Other services	$63 to $65	$53 to $56

Total Projected contracted annual revenue run-rate	$889 to $906	$854 to $874

(1)	The components of net services revenue were:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except share and per share amounts)
Net base fees for managed service contracts	$180,760	$177,274	$590,180	$468,118
Incentive payments for managed service contracts	27,372	29,738	78,837	72,969
Other services	15,002	11,881	44,546	25,107

Net services revenue	$223,134	$218,893	$713,563	$566,194

Accretive Health, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(Unaudited)
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$196,375	$196,725
Accounts receivable, net of allowance for doubtful accounts of $4,745 and $3,191 at September 30, 2012 and December 31, 2011, respectively	136,695	94,105
Prepaid taxes	4,976	6,026
Prepaid assets	8,833	4,004
Due from related party	1,303	1,294
Other current assets	4,594	3,432

Total current assets	352,776	305,586
Deferred income taxes	23,866	17,878
Furniture and equipment, net	35,654	25,073
Restricted cash	5,000	5,000
Goodwill	1,468	1,468
Other, net	10,226	9,187

Total assets	$428,990	$364,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,395	$15,210
Accrued service costs	72,821	48,889
Accrued compensation and benefits	3,090	15,763
Deferred income taxes	7,224	3,738
Other accrued expenses	12,720	6,979
Accrued income taxes	197	153
Deferred revenue	18,285	24,137

Total current liabilities	157,732	114,869
Non-current liabilities:
Deferred revenue	7,737	7,055
Other non-current liabilities	5,492	4,179

Total non-current liabilities	13,229	11,234

Total liabilities	$170,961	$126,103

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 99,811,598 shares issued and 98,653,873 shares outstanding at September 30, 2012; 98,701,161 shares issued and 98,686,357 shares outstanding at December 31, 2011	998	987
Additional paid-in capital	256,707	227,188
Retained earnings	15,000	11,330
Cumulative translation adjustment	(977)	(1,037)
Treasury stock (1,157,725 shares and 14,804 shares of common stock held in treasury at September 30, 2012 and December 31, 2011, respectively.	(13,699)	(379)

Total stockholders’ equity	258,029	238,089

Total liabilities and stockholders’ equity	$428,990	$364,192

Accretive Health, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
	(In thousands)
Operating activities:
Net income	$3,670	$15,983
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	8,397	6,276
Employee stock based compensation	19,736	18,681
Deferred income taxes	(2,545)	—
Excess tax benefits from equity-based awards	(3,300)	(16,874)
Changes in operating assets and liabilities:
Accounts receivable	(42,587)	(52,838)
Prepaid taxes	4,374	13,367
Prepaid and other assets	(7,291)	(1,234)
Accounts payable	28,179	(3,198)
Accrued service costs	23,932	25,755
Accrued compensation and benefits	(12,676)	(3,335)
Other accrued expenses	5,713	2,677
Accrued income taxes	38	—
Other liabilities	1,304	114
Deferred revenue	(5,170)	(2,707)

Net cash provided by operating activities	21,774	2,667

Investing activities:
Purchases of furniture and equipment	(11,169)	(5,248)
Acquisition of software	(7,764)	(3,769)
Collection of note receivable	318	1,650

Net cash used in investing activities	(18,615)	(7,367)

Financing activities:
Proceeds from issuance of common stock from stock option exercises	6,494	15,039
Collection of non-executive employees’ notes receivable	—	41
Excess tax benefit from equity-based awards	3,300	16,874
Purchase of treasury stock	(13,160)	—
Other financing activities	(160)	(379)

Net cash provided by (used in) financing activities	(3,526)	31,575

Effect of exchange rate changes on cash	17	(354)

Net increase (decrease) in cash and cash equivalents	(350)	26,521
Cash and cash equivalents at beginning of period	196,725	155,573

Cash and cash equivalents at end of period	$196,375	$182,094

Explanation of Operational Metrics

We define Projected Contracted Annual Revenue Run-Rate (PCARR) as the expected total net services revenue for the subsequent twelve months for all healthcare providers for which we are providing services that are under contract. We believe that our Projected Contracted Annual Revenue Run-Rate is a useful measure of our overall business volume at a particular point in time and of changes in the volume of business over time because it eliminates the time impact associated with the signing of new contracts during a quarterly or annual period.

PCARR is calculated by accumulating our estimates of the next twelve months’ base fees, cost saving sharing credits and incentive payments for each contract in place at the reporting date. Our base fee estimate is based on the contractual agreement with each customer relating to the services that we will provide and the costs that the customer was incurring for completing such activities prior to entering into its agreement with us. Our estimates for cost sharing credits and incentive payments are based on the Company’s prior experiences regarding the level of cost reductions and increases in net revenue yield and its management’s experience regarding potential reductions in total medical cost for a defined patient population, which are likely to be earned during each year a contract is in place given the level of infused management as well as the degree to which we have implemented our technology. We update these estimates regularly to incorporate changes in activities under management for a specific contract, and changes in our overall experience with our portfolio of contracts. There were no significant changes in our overall assumptions used in the calculation of PCARR as of September 30, 2012 as compared to prior periods.

Substantially all of our contracts have “evergreen” provisions that extend the term of our services automatically unless the customer provides notification of non-renewal. Therefore, unless a notice of non-renewal has been received, our PCARR calculation assumes that each contract in place at the reporting date will continue for at least the next twelve months. In the event that we receive a non-renewal notice from a customer, we reduce the PCARR calculation by the amount associated with that specific contract for any periods after the contract’s then current end date. At September 30, 2012, PCARR includes approximately $53 million related to periods subject to assumed contract extensions.

PCARR is not a projection of expected revenues for specific future periods because any such projection would also need to include the additional revenue resulting from any future contracts signed with new customers subsequent to the reporting date. Further, actual future revenues from existing customers may differ from the projected amounts used for purposes of calculating PCARR because the scope of services provided to existing customers may change and the incentive fees we earn may be more or less than we estimate depending on our ability to achieve projected increases in our customers’ net revenue yield and projected reductions in total medical cost of the customers’ patient population.

We define the contracting phase of our sales process as the final stage when we have reached general agreement with the potential customer on scope, business terms and conditions under which our services will be provided and the written contract is in the process of being negotiated and finalized for execution.

Explanation and Use of Non-GAAP Financial Measures

To provide investors with greater insight and a better understanding of how our management and board of directors analyze our financial performance and make operational decisions, we supplement our consolidated financial statements that are presented on a GAAP basis in this press release with the following non-GAAP financial measures: adjusted EBITDA, adjusted net income, and adjusted net income per diluted common share.

These non-GAAP financial measures should not be considered in isolation; they are in addition to, and are not a substitution, for financial performance measures under GAAP. These non-GAAP financial measures may be different from non-GAAP measures used by other companies. Further, we may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations since they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

We define non-GAAP adjusted EBITDA as net income (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization expense and share based compensation expense. We define non-GAAP adjusted net income as net income (loss) before share based compensation expense, net of the estimated tax impact of such expense. We define non-GAAP adjusted net income per diluted common share as non-GAAP adjusted net income applicable to common shareholders divided by the weighted average fully diluted common shares outstanding during the period as computed in accordance with GAAP.

We use non-GAAP adjusted EBITDA:

•	as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors and investors concerning our financial performance.

We believe that non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted net income per diluted common share are useful to investors in evaluating our operating performance for the following reasons:

•

these and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;

•	securities analysts often use these and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and

•

by comparing our non-GAAP adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations of interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense.

We understand that, although measures similar to non-GAAP adjusted EBITDA and non-GAAP adjusted net income are frequently used by investors and securities analysts in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of the limitations of these specific non-GAAP financial measures are:

•	non-GAAP adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	non-GAAP adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	non-GAAP adjusted EBITDA and non-GAAP adjusted net income do not reflect share-based compensation expense;

•	non-GAAP adjusted EBITDA does not reflect cash requirements for income taxes; and

•	non-GAAP adjusted EBITDA does not reflect net interest income (expense).

Non-GAAP Adjusted EBITDA

The following table presents a reconciliation of non-GAAP adjusted EBITDA to net income, the most comparable GAAP measure (unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$2,755	$7,270	$3,670	$15,983
Net interest income (loss) (a)	1	(5)	—	(20)
Provision for income taxes	3,653	4,963	3,775	9,895
Depreciation and amortization expense	3,319	2,162	8,397	6,276

EBITDA	$9,728	$14,390	$15,842	$32,134
Stock compensation expense	5,714	7,343	19,736	18,681

Non-GAAP Adjusted EBITDA	$15,442	$21,733	$35,578	$50,815

(a)	Net interest income represents earnings from our cash and cash equivalents. No debt or other interest-bearing obligations were outstanding during any of the periods presented.

Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income per Diluted Common Share

The following table presents a reconciliation of non-GAAP adjusted net income to net income, the most comparable GAAP measure, details how we calculate non-GAAP adjusted net income per diluted common share, and reconciles non-GAAP adjusted net income per diluted common share to fully diluted earnings per common share, the most comparable GAAP measure (unaudited; in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Non-GAAP Adjusted Net Income
GAAP net income per common share	$2,755	$7,270	$3,670	$15,983
Add: Stock compensation expense	5,714	7,343	19,736	18,681
Less: Tax impact of stock compensation expense (a)	2,286	2,937	7,894	7,472

Adjusted net income	$6,183	$11,676	$15,512	$27,192

Weighted average common shares, diluted	100,845,362	101,868,888	101,729,349	100,912,803

Non-GAAP adjusted net income per diluted common share	$0.06	$0.11	$0.15	$0.27

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Non-GAAP Adjusted Net Income per Diluted Share
GAAP fully diluted earnings per common share	$0.03	$0.07	$0.04	$0.16
Add: Stock compensation expense	0.06	0.07	0.19	0.19
Less: Tax impact of stock compensation expense (a)	0.03	0.03	0.08	0.08

Non GAAP adjusted net income per diluted share	$0.06	$0.11	$0.15	$0.27

(a)	Tax impact calculated using a tax rate of 40% which excludes the impact of state taxes on gross receipts and other adjustments.

Contacts

For investors:

Atif Rahim, 312-324-5476

SVP, Investor Relations and Business Development

investorrelations@accretivehealth.com

For media:

Christina Dokos, 312-324-5415

SVP, Chief Marketing Officer

cdokos@accretivehealth.com